Exhibit 10.1

Labor Contract for Part-time CFO

Party A (Employer): China Shenghuo Pharmaceutical Holdings, Inc.
Legal  Representative: Guihua Lan
Registered Address:	No.2 Jing You Road, Kunming National Economy and Technology Development Zone, Yunnan, P.R. China
Contact Number: 0871-7282818

Party B (Employee): Haofeng Wang
ID No.: 330206197903120351
Registered Permanent Residence: Zhejiang Province
Present Address: Guangzhou
Contact Number: 18903052538/13560051319

The two parties, pursuant to the Labor Law, Labor Contract Law and relevant regulations, have entered this Contract ( “Contract”).

I  Contract Term
  i  The term of the Contract is from April 20, 2011 to April 20, 2012. Either party can terminate the Contract by notifying the other party at least 30 days in advance.
The Contract can be renewed upon its expiration.

II Scope of Work
  ii  Party B agrees to take the position of part-time Chief Financial Officer (CFO) as per the requirements of Party A.

  iii  The services to be performed by Party B include:
a)
Preparing US GAAP financial statements for Party A’s annual report and quarterly reports during the term, including conversion of the PRC GAAP to US GAAP, drafting of the Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A), overall drafting and reviewing of financial statements, communicating with Party A’s outside auditors and signing of financial statements.

b)
Party B is required to spend appropriate time in Kunming, where Party A is located, during the term of preparation of annual and quarterly financial statements, and to provide training to Party A’s financial staff in terms of US GAAP, the conversion of financial statements and its preparation as well.

c)
Party B is required (in person or by conference call) to attend Party A’s audit committee meeting and annual meeting of shareholders. When necessary, Party B shall accompany Party A to attend investment meetings or road shows (if any). And party A shall bear the traveling expense incurred to Party B.

d)	Party B is required to participate in the discussion and reviewing of financing package when Party A intends to raise capital.

e)	Party B is required to provide reasonable suggestions regarding to Party A’s internal control over financial reporting.

III  Working Time
 iv  Party B is flexible in working time and most of those work can be done via e-mail and phone, however, party B is required to spend at least 3 days in Kunming to do relevant work and train the financial staff during the term of preparation of annual report or quarterly reports. Party B shall also attend Party A’s audit committee meeting and annual meeting of shareholders. In addition, Party B shall also manage to accompany Party A to attend the road shows if any.

IV Compensation
 v  Party B shall be compensated by Party A on a fixed monthly basis, which is RMB 20,000 per month, to be paid by bank on behalf of Party A. The compensation for current month will be paid prior the tenth day of next month.

 vi  Bonus. Party A agrees to pay three thousandths (3‰) of the amount of financing for each successful financing where Party B had participated in.

V Settlement of Labor Dispute
 vii  Any labor disputes existed between the two parties may be settled through negotiation, mediation or arbitration application in accordance with relevant regulations or by litigation.

VI Miscellaneous
  viii  No other terms have been agreed by the two parties.

  ix  This Contract is made in duplicate, one copy for each party. And this Contract becomes effect from the date of execution of both parties.

Party A (Signature): Guihua Lan

Party B (Signatrue): Haofeng Wang(Raymond Wang)

Date of Execution: April 16, 2011